Exhibit 10.1

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EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), made and entered into as of the 10th day of August, 2009 (“Effective Date”), by and between IMPERIAL SUGAR COMPANY, a Texas corporation (the “Company”), and John C. Sheptor (“Executive”), an employee of the Company.

WHEREAS, the Company and Executive entered into a Term Sheet dated October 21, 2007, outlining the terms of Executive’s employment, which was amended effective as of October 31, 2008 (the “Term Sheet”); and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to formalize the Term Sheet and more fully set forth the terms and conditions applicable to Executive’s continuing employment with the Company; and

WHEREAS, the parties acknowledge and agree that this Agreement shall replace and supersede the Term Sheet in its entirety.

NOW THEREFORE, in consideration of the promises and other good and valuable consideration set forth herein, the parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Position and Duties. Executive is employed as the Company’s President and Chief Executive Officer and is responsible for the day-to-day operations of the Company. Executive reports to the Board of Directors of the Company (the “Board”). Executive will render such business and professional services in the performance of his duties as shall be reasonably assigned to him by the Board.

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3. Best Efforts/Full Time. Executive will devote his full business efforts and time on behalf of the Company, and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability and in accordance with the Company’s policies.

4. Employment at Will

There shall be no specified term of employment or of this Agreement, and Executive and the Company agree that Executive’s employment with the Company constitutes at-will employment. Executive and the Company further agree that this employment relationship may be terminated at any time, upon 15 days’ written notice to the other party, at the option of either the Company or Executive; provided, however, that the 15-day advance notice is not required in the event the Company terminates Executive’s employment for Cause (as defined in Section 6(a) of this Agreement).

5. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $577,500 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and procedures and be subject to the usual, required withholdings. Executive’s Base Salary will be reviewed by the Board at least annually and may be increased on the basis of such reviews. Executive’s Base Salary may not be decreased, however, without Executive’s written consent.

(b) Annual Performance Bonus. Executive will be eligible to receive an annual target bonus for each fiscal year equal to 100% of Base Salary paid during such fiscal year (the “Annual Target Bonus”). The actual bonus earned and paid each fiscal year will depend upon the achievement of Company and individual performance objectives established by the Board or the Executive Compensation Committee of the Board (the “Committee”). The maximum annual bonus opportunity will be two times (2x) the Annual Target Bonus; therefore, actual bonuses for each fiscal year may range from zero to a maximum of two times (2x) the Annual Target Bonus, depending upon achievement of performance objectives established by the Board or Committee.

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(c) Long-Term Incentives. Executive will be eligible for periodic grants of long-term incentives. Such grants will be made at the discretion of the Committee and will be made pursuant to a long-term incentive plan (the “Long-Term Incentive Plan”) that has been approved by shareholders. The terms and conditions of grants will be established by the Committee at the time of each grant, subject to the terms of the Long-Term Incentive Plan, including cash or equity awards.

(d) Benefits. Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other officers of the Company, including such plans, policies and arrangements as may exist from time to time, in accordance with the terms of such plans. Executive will be eligible to accrue vacation and other leave in accordance with applicable Company policies.

6. Termination of Employment. Subject to the applicable requirements and limitations of Section 4 and any applicable requirements to make severance payments under Section 7, Executive’s employment may be terminated as provided in this Section 6.

(a) Termination by the Company. The Company may terminate Executive’s employment with the Company at any time with or without Cause. The Company shall have “Cause” to terminate Executive’s employment with the Company: (i) if Executive fails to make a good faith effort to carry out any lawful directive of the Board or Executive’s supervisor, which failure is not cured within five days of notice thereof; (ii) if Executive engages in any act which results in or may reasonably be expected to result in Executive’s conviction, plea of guilty or no contest, or imposition of an unadjudicated probation, for a felony or a crime (other than minor traffic violations) involving moral turpitude; (iii) if Executive uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of Executive’s duties to the

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Company; or (iv) if Executive engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have received a copy of a resolution duly adopted by the Board determining that the Company has “Cause” to terminate Executive’s employment.

(b) Termination by Executive. Executive may terminate employment with or without Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s termination of employment with the Company following the initial occurrence of any of the following events (each a “Good Reason Event”) without Executive’s prior written consent: (i) any material breach by the Company of this Agreement; or (ii) a material, adverse change in Executive’s authority, duties or responsibilities. Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (i) Executive provides written notice to the Board reasonably describing the Good Reason Event within 90 days of the initial occurrence of a Good Reason Event, and (ii) the Company fails to remedy the Good Reason Event within thirty (30) days after receiving such written notice from Executive.

(c) Termination on Account of Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Disability. For purposes of this Agreement, “Disability” means Executive’s inability to fulfill Executive’s duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive.

7. Severance.

(a) Termination for Cause. Upon termination for Cause, Executive shall be entitled to receive his accrued but unpaid cash compensation and vacation days (“Accrued Benefits”), paid within thirty (30) days of termination.

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(b) Termination by Executive Without Good Reason. Upon termination by the Executive without Good Reason, Executive shall be entitled to receive his Accrued Benefits, paid within thirty (30) days of termination.

(c) Death or Disability. Upon termination due to death or Disability, Executive (or his estate), shall be entitled to his Accrued Benefits, paid within thirty (30) days of termination.

(d) Termination by the Company Without Cause or Termination by Executive for Good Reason. If Company terminates Executive’s employment hereunder without Cause or if Executive terminates his employment hereunder for Good Reason, Executive shall be entitled to receive his Accrued Benefits, plus a pro rata bonus based upon the actual achievement of the performance objectives as determined by the Committee for the fiscal year of termination. Executive shall also be entitled to a cash severance payment equal to two (2) times Executive’s Base Salary (determined without regard to any change in Base Salary that would constitute Good Reason), provided, however, that if such termination of employment occurs during the one-(1-) year period following a Change of Control (as defined in Section 8(b)), subject to the reduction set forth in Section 8(a) of this Agreement, such cash severance payment shall be equal to three (3) times Executive’s Base Salary (determined without regard to any change in Base Salary that would constitute Good Reason). All of the foregoing amounts, except for the pro rata bonus, shall be paid in the form of a single lump sum payment within thirty (30) days after the date of termination, provided Executive has executed a release of liability in the form reasonably required by the Company and any revocation period with respect to such release has expired. The amount of any pro rata bonus for the fiscal year in which Executive’s termination occurs shall be paid in a lump sum at the same time as the Company makes bonus payments to its executive employees who are entitled to receive an annual bonus for the fiscal year. The Company will pay or reimburse Executive for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (i) two (2) years following Executive’s separation from service or (ii) the date upon which Executive and his eligible dependents become covered under

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similar plans of another employer. In addition, the Company will provide outplacement assistance to Executive through a nationally recognized firm, at a cost not to exceed $30,000. Such outplacement assistance will be consistent with the standard program offered by the selected firm for top executives in transition and will include transition and job search coaching and counseling, resume preparation and temporary office facilities and support for use by Executive. Outplacement expenses payable pursuant to this Agreement must be incurred by Executive no later than the December 31 of the second calendar year following the calendar year in which Executive’s termination of employment occurs and must be paid by the Company no later than the last day of the third fiscal year following the fiscal year in which Executive’s termination occurs.

8. Change of Control.

(a) Executive shall bear the expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code Section 4999; provided, however, that any payment or benefit received or to be received by Executive in connection with a Change of Control (whether payable pursuant to the Agreement or otherwise) (collectively, the “Total Payments”) shall be reduced to an amount that equals one dollar less than the amount that would otherwise trigger the imposition of the excise tax imposed by Code Section 4999.

(b) For purposes of this Agreement, “Change of Control” means the occurrence of any of the following: (1) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) the Company or any of its Affiliates or subsidiaries; (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same

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proportions as their ownership of the Company’s common stock; is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (2) the Company has sold substantially all of its assets to an unrelated third party; or (3) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were neither members of the Board of Directors one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

For purposes of this Agreement, “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, or (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

9. Non-Disclosure; Agreement Not To Compete.

(a) Executive hereby recognizes and acknowledges that: (1) in his executive capacity with the Company he will be given knowledge of, and access to, Confidential Information (as defined in Section 9(b) below); (2) in the event that Executive was to enter into competition with the Company, Executive’s knowledge of such Confidential Information would be of invaluable benefit to a competitor of the Company, and could cause irreparable harm to the Company’s business interests; and (3) Executive’s consent and agreement to enter into the non-competition provisions and covenants set forth herein is an integral condition of this Agreement, without which the Company would not continue to provide Confidential Information to Executive nor would the Company have agreed to the terms of this

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Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment with Confidential Information, and the goodwill, training and experience provided to Executive during his employment, Executive hereby covenants, consents and agrees that, during his employment with the Company and for a period of one year after his employment is terminated for any reason, Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder in excess of 5% of the common stock, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

(i) Solicit, canvass, or accept any fees or business from any customer of the Company for himself or any other person or entity engaged in a “Similar Business to the Company” (as defined in Section 9(b) below);

(ii) Engage or participate in any Similar Business to the Company within the entire continental United States (referred to herein as the “Restricted Area”);

(iii) Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with the Company or any of its affiliated entities;

(iv) Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its affiliated entities, to terminate his or her relationship with the Company or any of its affiliated entities; or

(v) Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its affiliated entities in any way that demonstrably injures the reputation, goodwill or any other business interest of the Company or any of its affiliated entities.

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(b) For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1) “Confidential Information” means and includes, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of the Company or any of its affiliated entities, be held in confidence by Executive, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its affiliated entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include (1) information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or (2) information that at any time is received in good faith by Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

(2) A “Similar Business to the Company” means any business or other enterprise that is competitive with the current or planned businesses, products, services or operations of the Company or any of its affiliated entities at the time of termination of Executive’s employment. However, the trading of commodities including sugar, agricultural products, energy and futures in any of the foregoing shall be excluded so long as Executive does not conduct such trading for a competitor of the Company.

(c) Executive hereby agrees that the limitations set forth in this Section 9 on his rights to compete with the Company after his termination of employment including, but not limited to, the limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interest of the Company.

(d) If the Company fails to make any required payments under Section 7, then this Section 9 is no longer binding on Executive following his termination. In the event Executive violates the covenants set forth in this Section 9, Executive agrees that he forfeits his right to benefits or payments payable under this Agreement, and agrees to reimburse the Company for any amounts already paid to Executive under Section 7 of this Agreement.

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10. Source of Payments. All payment provided in this Agreement shall be paid in cash from the general funds of the Company. The rights of Executive or Executive’s estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

11. Withholding of Taxes. The Company shall deduct from the amount of any benefits payable hereunder any required federal, state or local withholding taxes.

12. Prohibition Against Assignment. Executive’s right to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered by Executive in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits by Executive shall be null and void and of no effect.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliated entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

14. Entire Agreement; Modification or Waiver. This Agreement constitutes the entire understanding between the parties hereto, and supersedes all prior negotiations and agreements, whether oral or written, regarding the subject matter hereof (including, but not limited to, the Term Sheet), and the provisions of this Agreement may be modified or waived only by means of a written instrument executed by Executive and a duly authorized representative of the Company.

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15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

16. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

17. Notices. All notices called for under this Agreement will be in writing and will be deemed given (a) on the date of delivery, if delivered personally; (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Imperial Sugar Company

One Imperial Square, P.O. Box 9

Sugar Land, Texas 77487

If to Executive:

At the last residential address known to the Company.

18. Code Section 409A.

(a) This Agreement is intended to be exempt from, or otherwise comply with, Code Section 409A. The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Code Section 409A; however, the Company does not guarantee any particular tax effect to Executive under this Agreement, and shall not be liable to Executive for any payment made under this Agreement at the direction or consent of Executive, which is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

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(b) Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee,” as described in Code Section 409A, and as determined by the Company in accordance with its procedures, by which determination Executive shall be bound, any payment of “deferred compensation” as defined under Code Section 409A, after giving effect to the exemptions available under Code Section 409A, shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following his death.

(c) To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide Company with documentation of the expenses promptly so as to facilitate the timing of the reimbursement payments contemplated by the Agreement, and any reimbursement payment due to Executive hereunder shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

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IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

IMPERIAL SUGAR COMPANY

/s/ Louis T. Bolognini
Louis T. Bolognini Senior Vice President, Secretary and General Counsel

ATTEST:

/s/ Susan DiMucci
Assistant Secretary
[SEAL]

EXECUTIVE

/s/ John C. Sheptor
John C. Sheptor
President and Chief Executive Officer